UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 15, 2006

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdictionof Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01       Regulation FD Disclosure

On June 15, 2006, CFS Bancorp, Inc. (the "Company") issued a press release announcing the completion of its stock repurchase program.

For additional information, reference is made to the Company’s press release dated June 15, 2006, which is included as Exhibit 99.1 hereto and is incorporated herein by reference thereto.  The press release attached hereto is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for any purpose except otherwise provided herein.

ITEM 9.01      Financial Statements and Exhibits

(a)        Not applicable.
(b)        Not applicable.
(c)        Exhibits

The following exhibit is filed herewith.

Exhibit Number                                    Description

99.1                             Press Release dated June 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: June 20, 2006	By:	/s/ Brian L. Goins
Brian L. Goins
Senior Vice President - Corporate Counsel

THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.

June 15, 2006
FOR IMMEDIATE RELEASE

CONTACT:     Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
                        2l9-836-5500

CFS Bancorp, Inc. Announces Completion of Stock Repurchase Program

Munster, IN, June 15, 2006– CFS Bancorp, Inc. (Nasdaq: CITZ) (“the Company”) today announced it has completed its eighth stock repurchase program of 1,200,000 shares of its common stock at an average price per share of $14.28.  Since the Company’s initial public offering in July 1998, a total of 12,779,715 shares of common stock have been repurchased at an average price of $11.99 per share.

The Company has commenced repurchasing common shares under its ninth stock repurchase program previously announced on May 23, 2006.  Under this program, the Company may repurchase up to 600,000 additional shares of its common stock.  As of this date, the Company has repurchased 6,943 common shares at an average price of $14.75 under this program.

At June 15, 2006, the Company had 11,546,776 shares outstanding.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.3 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides community banking services and currently operates 21 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

#   #   #